Double Eagle Petroleum		Company
1675 Broadway, Suite 2200	Denver, Colorado, 80202 •	1-303-794-8445 • Fax: 1-303-794-8451

Colorado— FOR IMMEDIATE RELEASE
Date: October 2, 2012

Double Eagle Petroleum Co. Provides Update on Acquisition Activities, Operations and Company
Drilling Programs

Denver, Colorado – Double Eagle Petroleum Co. (NASDAQ: DBLE) announced today the purchase of additional working interest in the Atlantic Rim, the realignment of Corporate duties, and an update to its operations and current projects.

Asset Activity

The Company and Warren Resources, the two major owners of the Spyglass Hill and Catalina Units in the Atlantic Rim of Wyoming, have exercised their preferential rights to acquire additional working interest in the Units from a subsidiary of Anadarko Petroleum Corp (“Anadarko”). The Company had previously signed a Purchase and Sales Agreement with Anadarko to acquire 100% of Anadarko’s working interest in the Spyglass Hill and Catalina Units’ acreage.

The purchase price of approximately $6.8 million (without consideration of the additional leasehold acreage) resulted in Double Eagle acquiring:

•	18.4 BCF of proved producing reserves at a cost of $0.37 per Mcf and an increase in net production volumes of 5.6 Mmcf/d;

•	a proportionate share of Anadarko’s working interest in non-producing leaseholds in the Spyglass Hill Unit, which includes 3,870 net coal bed methane acres and 550 net deep Niobrara acres. The Company’s working interest in the participating areas increased from approximately 20% to 30%.

•	a proportionate share of Anadarko’s working interest in the Catalina Unit, which increased the Company’s working interest in the participating area from approximately 72% to 86%.

Depending upon the exercise, if any, of preferential rights to purchase the oil and gas assets by minority working interest owners in the Spyglass Hill and Catalina Units, the amount of working interests to be acquired by the Company and the purchase price may change slightly.

The effective date of the transaction is anticipated to be August 1, 2012 with the closing expected to occur mid-October 2012. The Company is the operator of the Catalina Unit. A successor operator to Anadarko for the Spyglass Hill Unit has not been appointed.

Re-alignment of Corporate Duties

The Company is pleased to announce that it has promoted Kurtis Hooley to Executive Vice President and Chief Operating Officer. The promotion reflects his expanded role, which includes working with our CEO on project development, capital formation alternatives and oversight of day to day operations. Mr. Hooley previously held the office of Senior Vice President and Chief Financial Officer.

The Company has also promoted Ashley Jenkins to Vice President and Chief Financial Officer. Ms. Jenkins previously held the position of Vice President and Controller.

2012 Drilling Update

The Company will begin completion of its Niobrara appraisal well, located in the Catalina Unit of the Atlantic Rim in Wyoming, in mid-October 2012. The Company is completing the appraisal well in two completion stages and plans to frac two zones in the lower Niobrara and three zones in the deeper Sage Break, Dakota and Frontier gas formations in the first completion stage and three zones in the upper Niobrara in the second completion stage.

The Spyglass Hill Unit requires 25 wells to be drilled before June 2013 to maintain the undeveloped acreage in that unit. The current timing of those wells will be determined once an operator is designated for the unit.

We continue to participate in the drilling of an estimated 16 wells in the Pinedale Anticline with the operator QEP Resources Inc.

2013 Drilling Program

The Company plans to evaluate the CBM drilling programs in the Atlantic Rim in 2013, depending upon its final working interest and operatorship of the Spyglass Hill Unit. Also, based upon the results of the Niobrara prospect well completion done in the fourth quarter of 2012, we may drill additional Niobrara or deeper formation wells in 2013.

The Company plans to continue to participate in the development of its acreage in the Pinedale Anticline and expects an additional 16 wells to be completed during the 2013.

Double Eagle’s major oil company partner continues to proceed with the development plan and additional seismic shoot in 2013 for the Main Fork project (formerly Christmas Meadows). The Company is optimistic as to the progress of that 2 TCF target project.

Developing Activities

Double Eagle continues to aggressively pursue strategic mergers and asset acquisitions that management believes will improve shareholder value. The Company is also assessing all its non-operated production and undeveloped acreage to evaluate opportunities for joint venture, pooling of interests, farm outs or dispositions.

In line with these objectives, the Company has agreed to sell certain of its undeveloped Wyoming leases to a private company for $1.6 million or approximately $2,100 per acre.

Prominent companies such as Noble Energy, Encana, Gulfport Energy Corporation, and Occidental Petroleum are active in the Niobrara play in proximity to acreage held by Double Eagle in the various Wyoming basins. South of the Company’s Atlantic Rim Niobrara holdings in the Green River Basin, Quicksilver Resources recently formed a joint development venture with a subsidiary of Royal Dutch Shell to establish an area of mutual interest covering over 850,000 acres in the southeastern area of the Green River Basin (Sand Wash Basin) in Northwest Colorado.

In addition to the Niobrara, other formations in Wyoming such as the Sussex and Parkman are now being accessed with advanced horizontal drilling methods. Some of this activity is targeting known reservoirs, where older vertical wells may have left behind considerable quantities of oil. Double Eagle holds acreage near several of these newly developing plays and is closely monitoring permitting and drilling activities in these areas.

About Double Eagle

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company currently has development activities and opportunities in its Atlantic Rim coal bed methane and in the Pinedale Anticline in Wyoming. Also, exploration potential exists in its Niobrara acreage in Wyoming and Nebraska, which totals over 74,000 net acres.

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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, lack of success of the Company or other companies in exploration, development or drilling activities in areas in or near the areas which the Company has interests, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303)	794-8445

www.dble.com